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                                                                      EXHIBIT 16

                           PRICEWATERHOUSECOOPERS LLP
                               300 Atlantic Street
                                  P.O. Box 9316
                               Stamford, CT 06904
                               Tel: (203) 358 0001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


December 15, 1999

Commissioners:

We have read the statements made by FlexiInternational Software, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's Form 8-K report dated December 13, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP


Enclosures - as stated






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         On December 13, 1999, with the approval of the Audit Committee and the concurrence of the Board of Directors, FlexiInternational Software, Inc. (the "Registrant") engaged Deloitte & Touche LLP as its independent auditors and dismissed its former independent auditors, PricewaterhouseCoopers LLP, effective as of that date. Prior to the engagement of Deloitte & Touche LLP, PricewaterhouseCoopers LLP had served as the independent auditors of the Registrant since 1994. Prior to the engagement there were no consultations between Deloitte & Touche LLP and the Registrant regarding the treatment of accounting, auditing or financial reporting issues. PricewaterhouseCoopers LLP performed audits of the Registrant's financial statements for the years ended December 31, 1997 and 1998, and issued audit reports dated January 26, 1998 and February 3, 1998, for fiscal 1997, and dated January 26, 1999, February 26, 1999, and August 11, 1999, for fiscal year 1998, which contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report as reissued on August 11, 1999 for the year ended December 31, 1998 included modifications relating to (i) a restatement with respect to the revenue recognition of certain contracts, and (ii) the existence of substantial doubt about the Registrant's ability to continue as a going concern. There have been no disagreements between the Registrant and PricewaterhouseCoopers LLP in connection with the audit of the Registrant's financial statements for the fiscal years ended December 31, 1997 and 1998, and in the subsequent interim period through December 13, 1999, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the subject matter of the disagreements in its report on the Registrant's financial statements for any such periods. PricewaterhouseCoopers LLP has furnished the Registrant with a letter addressed to the SEC stating that it agrees with the above statements, which letter is attached hereto as Exhibit 16.





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